JKHY Reports Fiscal 2019 Results
August 20, 2019

Jack Henry & Associates, Inc.	Kevin D. Williams
Press Release	Chief Financial Officer
(417) 235-6652

FOR IMMEDIATE RELEASE

Jack Henry & Associates, Inc. Reports Fiscal 2019 Results

•	Year-to-date summary:

◦	GAAP revenue increased 6% and operating income decreased 3% for the year ended June 30, 2019.

◦	Non-GAAP revenue increased 7% and operating income increased 7% for the year ended June 30, 2019.

◦	GAAP EPS was $3.52 per diluted share for the year ended June 30, 2019 and $4.70 for the year ended June 30, 2018, which benefited from the Tax Cuts and Jobs Act.

•	Fourth quarter summary:

◦	GAAP revenue increased 4% and operating income decreased 7% for the quarter.

◦	Non-GAAP revenue increased 4% and operating income decreased 2% for the quarter.

◦	GAAP EPS was $0.79 per diluted share for the quarter, compared to $0.87 in the prior year quarter.

Monett, MO, August 20, 2019 - Jack Henry & Associates, Inc. (NASDAQ: JKHY), a leading provider of technology solutions and payment processing services primarily for the financial services industry, today announced results for the fourth quarter of fiscal 2019.
The Company adopted Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers, and related amendments, collectively referred to as ASC Topic 606, on July 1, 2018. The prior-year numbers presented below have been re-cast as part of our full retrospective adoption of the new standard.
GAAP Results for the Quarter
Revenue for the quarter ended June 30, 2019 increased to $393.5 million, a 4% improvement over the fourth quarter of fiscal 2018. Operating income decreased 7% to $79.4 million and net income decreased 10% to $61.0 million, or $0.79 per diluted share, compared to the fourth quarter of fiscal 2018. The decrease in operating income was driven by increased cost of revenues due to higher direct costs of product; increased salaries and benefits; increased amortization expense; and higher rent expense. The significant decrease in net income for the quarter is primarily attributable to decreased license and in-house implementation revenue as more customers choose the outsourced delivery rather than on-premise solutions, the increased cost of revenues discussed above, and the Tax Cuts and Jobs Act ("TCJA") impacts on the prior year quarter.
For the year ended June 30, 2019, revenue increased to $1,552.7 million, a 6% increase compared to the year ended June 30, 2018. Operating income decreased 3% over the prior year to $347.3 million. Net income totaled $271.9 million, or $3.52 per diluted share for the year ended June 30, 2019, a 26% decrease compared to the year ended June 30, 2018. This decrease in net income was primarily due to a large tax benefit recognized in fiscal 2018 as a result of the enactment of the TCJA, as well as decreased deconversion revenue, decreased in-house license and implementation revenue due to the conversion of more customers to the outsourced delivery model, higher direct costs of product, and higher operating expenses, which are discussed in more detail below.
Non-GAAP Results for the Quarter
On an adjusted basis for the quarter ended June 30, 2019, revenue increased 4% compared to the prior year quarter to $385.3 million. Operating income decreased 2% to $76.3 million.
For the year ended June 30, 2019, non-GAAP adjusted revenue increased 7% compared to the year ended June 30, 2018 to $1,521.4 million, and operating income increased 7% to $331.0 million.
According to David Foss, President and CEO, “We are happy to report another strong quarter of financial performance.  Our sales teams had an extremely strong fourth quarter across all product lines and have positioned us well as we begin the new fiscal year. We continue to see strong demand for Jack Henry’s industry-leading core solutions. During the quarter we signed 15 new core customers, which makes for a total of 57 new core customers signed during the fiscal year with the majority of them choosing our private cloud delivery model.  We also signed 25 existing in-house core customers to migrate to our private cloud offering during the quarter, which comes to a total of 60 customers signing during the fiscal year.  As always, I want to thank all of our associates for their outstanding efforts to produce these results.”

JKHY Reports Fiscal 2019 Results
August 20, 2019

Operating Results
Revenue, operating expenses, operating income, and net income for the fiscal year ended June 30, 2019, as compared to the fiscal year ended June 30, 2018, were as follows:

Revenue (Unaudited)
(In Thousands)	Three Months Ended June 30,		% Change	Year Ended June 30,		% Change
	2019	2018		2019	2018
Revenue
Services & Support	$240,476	$234,755	2%	$958,489	$920,739	4%
Percentage of Total Revenue	61%	62%		62%	63%
Processing	153,033	143,501	7%	594,202	550,058	8%
Percentage of Total Revenue	39%	38%		38%	37%
Total Revenue	393,509	378,256	4%	1,552,691	1,470,797	6%

•
The increased revenue in the services and support line for the fourth quarter of fiscal 2019 was primarily due to growth in our 'outsourcing and cloud' revenue stream driven by increased data processing and hosting fees. The increase in processing revenue was mainly driven by organic growth in each of the three components of processing revenue, which are 'remittance,' 'card,' and 'transaction and digital.' Deconversion fees, which are included within services and support, increased $0.4 million compared to the fourth quarter of the prior year. Excluding deconversion fees from both periods, and revenue from fiscal 2019 acquisitions, total revenue increased 4% for the fourth quarter of fiscal 2019 compared to the same quarter of fiscal 2018.

•
For the year ended June 30, 2019, deconversion fees decreased $15.9 million compared to the prior year. Excluding deconversion fees from both periods and revenue from fiscal 2019 acquisitions, total revenue increased 7%. The increase in Services & Support was driven by increased 'outsourcing and cloud' revenue, partially due to added revenue from Ensenta. 'In-house support' revenue also increased, primarily from higher software usage revenue resulting partially from the addition of new customers. These increases were partially offset by decreased product delivery and services revenue due to reduced license and in-house implementation revenue as more customers opt for outsourced delivery. All components of processing revenue increased for the current year.

•
For the fourth quarter of fiscal 2019, core segment revenue increased 5% to $136.5 million from $129.8 million in the fourth quarter of fiscal 2018. Payments segment revenue increased 6% to $141.1 million, from $133.2 million in the same quarter last year. Revenue from the complementary segment increased 2% to $105.1 million in the fourth quarter of fiscal 2019 from $102.9 million in the same quarter of fiscal 2018. Revenue in the corporate and other segment decreased 13% to $10.8 million, compared to $12.3 million for the fourth quarter of fiscal 2018.

•
For the year ended June 30, 2019, revenue in the core segment increased 5% to $534.4 million, compared to $509.8 million for the year ended June 30, 2018. Payments segment revenue increased 8% to $548.3 million, from $508.3 million for the prior year. Complementary segment revenue increased 6% to $418.2 million, up from $395.4 million in the prior year. Revenue from the corporate and other segment decreased 10% to $51.7 million for the year ended June 30, 2019 from $57.2 million for the year ended June 30, 2018.

Operating Expenses and Operating Income

(Unaudited, In Thousands)	Three Months Ended June 30,		% Change	Year Ended June 30,		% Change
	2019	2018		2019	2018
Cost of Revenue	$240,040	$223,606	7%	$923,030	$853,138	8%
Percentage of Total Revenue	61%	59%		59%	58%
Research and Development	24,920	24,406	2%	96,378	90,340	7%
Percentage of Total Revenue	6%	6%		6%	6%
Selling, General, & Administrative	49,131	45,294	8%	185,998	171,710	8%
Percentage of Total Revenue	12%	12%		12%	12%
Gain on disposal of a business	—	—	—%	—	(1,894)	(100)%
Total Operating Expenses	314,091	293,306	7%	1,205,406	1,113,294	8%
Operating Income	$79,418	$84,950	(7)%	$347,285	$357,503	(3)%
Operating Margin	20%	22%		22%	24%

•
Cost of revenue increased 7% for the fourth quarter of fiscal 2019 compared to the fourth quarter of fiscal 2018 and increased 2% as a percentage of revenue. Excluding costs related to deconversions, fiscal 2019 acquisitions, and bonuses provided by

JKHY Reports Fiscal 2019 Results
August 20, 2019

the Company in response to the lower tax rate resulting from the TCJA, cost of revenue increased 6%. The increased costs were primarily due to higher direct costs of product, including spending related to our ongoing project to expand our credit and debit card platform; increased salaries and benefits; increased amortization expense; and increased costs related to new facilities.

•
For the year ended June 30, 2019, cost of revenue increased 8% compared to the prior fiscal year, and increased 1% as a percentage of revenue. Excluding costs related to deconversions, fiscal 2019 acquisitions, and bonuses provided by the Company in response to the lower tax rate resulting from the TCJA, cost of revenue increased 7%, with the increase driven by the same factors discussed above for the quarter increase.

•
Research and development expense increased for both the fourth quarter and year mainly due to increased salary and personnel costs resulting from increased headcount, but remained consistent with the prior-year fourth quarter and year as a percentage of total revenue.

•
Selling, general, and administrative expenses for both the fourth quarter and year of fiscal 2019 increased mainly due to increased salaries, benefits, and commission expenses. Selling, general, and administrative expense remained a consistent percentage of revenue for both the fourth quarter and year.

•	There were no sales of businesses in fiscal 2019. For fiscal 2018, gains on disposals of businesses totaled $1.9 million, due to the dispositions of our ATM Manager and jhaDirect product lines.

•
For the fourth quarter of fiscal 2019, operating income decreased 7% to $79.4 million, or 20% of revenue, compared to $85.0 million, or 22% of revenue in the fourth quarter of fiscal 2018. For the year, operating income decreased 3% to $347.3 million, or 22% of revenue, compared to operating income of $357.5 million, 24% of revenue, for the year ended June 30, 2018.

Net Income
Net income for the prior year ended June 30, 2018 was significantly impacted by the TCJA and the related re-measurement of net deferred tax liabilities.

(Unaudited, In Thousands, Except Per Share Data)	Three Months Ended June 30,		% Change	Year Ended June 30,		% Change
	2019	2018		2019	2018
Income Before Income Taxes	$79,189	$84,355	(6)%	$347,235	$356,158	(3)%
Provision for Income Taxes	18,196	16,519	10%	75,350	(8,876)	949%
Net Income	$60,993	$67,836	(10)%	$271,885	$365,034	(26)%
Diluted earnings per share	$0.79	$0.87	(10)%	$3.52	$4.70	(25)%

•
Provision for income taxes increased in the fourth quarter, with an effective tax rate at 23.0% of income before income taxes, compared to 19.6% for the same quarter of the prior year. The higher effective tax rate in the fourth quarter of fiscal 2019 was mainly due to deferred tax re-measurement adjustments recorded for the TCJA in the fourth quarter of fiscal 2018.

•
For the year ended June 30, 2019, provision for income taxes increased, with an effective tax rate at 21.7% of income before income taxes, compared to (2.5)% for the same period last year. The prior year included a significant tax benefit as a result of the enactment of the TCJA and re-measurement of net deferred tax liabilities. The increase in the provision for income taxes is partially offset by the reduced U.S. federal corporate tax rate of 21% effective for the current fiscal year and increased excess tax benefits recognized during fiscal 2019.

According to Kevin Williams, CFO and Treasurer, “As we discussed last quarter with almost all new core customers electing to be outsourced in our private cloud and the continued migration of existing in-house customers to our cloud, we continue experiencing a decrease in license and on-premise implementation revenue compared to last year. License and related in-house implementation revenue in the quarter was down $5.1 million compared to the fourth quarter of the prior year and was down $8.7 million for the fiscal year compared to fiscal 2018. Our operating margins continue to show headwinds which are caused by a number of things: first, the decrease in license and core implementation revenue; second, the extra costs of processing related to the migration of our debit and credit card transaction processing customers to our new payments platform; and third, the new pay for performance bonus program we rolled out at the beginning of the year which is utilizing a portion of the savings from the TCJA. However, even with these headwinds our conversion of net income to free cash flow was 96% for the year."

JKHY Reports Fiscal 2019 Results
August 20, 2019

Non-GAAP Impact of Deconversion Fees, Acquisitions, Gains on Divestitures, and New Bonus Program
The table below shows our revenue and operating income (in thousands) for the fourth quarter and year ended June 30, 2019 compared to the prior year periods, excluding the impacts of deconversion fees, fiscal 2019 acquisitions, gain on divestitures, and expenses related to a bonus program enacted by the Company in fiscal 2019 in response to the TCJA.

(Unaudited, In Thousands)	Three Months Ended June 30,		% Change	Year Ended June 30,		% Change
	2019	2018		2019	2018

Reported Revenue (GAAP)	$393,509	$378,256	4%	$1,552,691	$1,470,797	6%

Adjustments:
Deconversion fees	(7,685)	(7,303)		(30,230)	(46,171)
Revenue from fiscal 2019 acquisitions	(501)	—		(1,052)	—

Non-GAAP Revenue	$385,323	$370,953	4%	$1,521,409	$1,424,626	7%

Reported Operating Income (GAAP)	$79,418	$84,950	(7)%	$347,285	$357,503	(3)%

Adjustments:
Deconversion fees	(6,529)	(7,104)		(28,038)	(44,879)
Operating (income)/ loss from fiscal 2019 acquisitions	538	—		1,449	—
Bonus Program	2,838	—		10,264	—
Gain on disposal of businesses	—	—		—	(1,894)

Non-GAAP Operating Income	$76,265	$77,846	(2)%	$330,960	$310,730	7%

The tables below show the segment break-out of revenue and cost of revenue for each period presented, as adjusted for the items above, and includes a reconciliation to the non-GAAP operating income presented above.

(Unaudited, In Thousands)	Year Ended June 30, 2019
	Core	Payments	Complementary	Corporate & Other	Total
Revenue	534,429	548,319	418,215	51,728	1,552,691
Deconversion Fees	(14,907)	(8,603)	(6,672)	(48)	(30,230)
Revenue from fiscal 2019 acquisitions	(923)	—	(126)	(3)	(1,052)
Non-GAAP Revenue	518,599	539,716	411,417	51,677	1,521,409

Cost of Revenue	243,989	273,261	175,737	230,043	923,030
Non-GAAP Adjustments	(2,175)	(138)	(1,286)	(6,209)	(9,808)
Non-GAAP Cost of Revenue	241,814	273,123	174,451	223,834	913,222
Non- GAAP Segment Income	276,785	266,593	236,966	(172,157)

Research & Development					96,378
Selling, General, & Administrative					185,998
Other Non-GAAP Adjustments					(5,149)
Non-GAAP Total Operating Expenses					1,190,449
Non-GAAP Operating Income					330,960

JKHY Reports Fiscal 2019 Results
August 20, 2019

(Unaudited, In Thousands)	Year Ended June 30, 2018
	Core	Payments	Complementary	Corporate & Other	Total
Revenue	509,821	508,331	395,419	57,226	1,470,797
Deconversion Fees	(22,161)	(13,004)	(10,855)	(151)	(46,171)
Non-GAAP Revenue	487,660	495,327	384,564	57,075	1,424,626

Cost of Revenue	232,868	245,269	163,905	211,096	853,138
Non-GAAP Adjustments	(218)	(52)	(103)	(919)	(1,292)
Non-GAAP Cost of Revenue	232,650	245,217	163,802	210,177	851,846
Non- GAAP Segment Income	255,010	250,110	220,762	(153,102)

Research & Development					90,340
Selling, General, & Administrative					171,710
Non-GAAP Total Operating Expenses					1,113,896
Non-GAAP Operating Income					310,730

Balance Sheet and Cash Flow Review

•	At June 30, 2019, cash and cash equivalents increased to $93.6 million from $31.4 million at June 30, 2018.

•	Trade receivables totaled $310.1 million at June 30, 2019 compared to $297.3 million at June 30, 2018.

•	The company had no borrowings at June 30, 2019 or at June 30, 2018.

•	Total deferred revenue increased to $394.3 million at June 30, 2019, compared to $369.9 million a year ago.

•	Stockholders' equity increased to $1,429.0 million at June 30, 2019, compared to $1,322.8 million a year ago.
Cash provided by operations totaled $431.1 million in fiscal 2019 compared to $412.1 million last year. The following table summarizes net cash (in thousands) from operating activities:

(Unaudited, In Thousands)	Year Ended June 30,
	2019	2018
Net income	$271,885	$365,034
Depreciation	47,378	47,975
Amortization	113,255	104,011
Change in deferred income taxes	7,604	(74,884)
Other non-cash expenses	12,750	10,804
Change in receivables	(11,777)	21,489
Change in deferred revenue	23,656	1,255
Change in other assets and liabilities	(33,623)	(63,542)
Net cash provided by operating activities	$431,128	$412,142

JKHY Reports Fiscal 2019 Results
August 20, 2019

Cash used in investing activities for fiscal 2019 totaled $190.6 million, compared to $291.8 million for the same period in fiscal 2018 and included the following:

(Unaudited, In Thousands)	Year Ended June 30,
	2019	2018
Payment for acquisitions, net of cash acquired	$(19,981)	$(137,562)
Capital expenditures	(53,598)	(40,135)
Proceeds from the sale of businesses	—	350
Proceeds from the sale of assets	127	306
Customer contracts acquired	(20)	—
Purchased software	(6,049)	(13,138)
Computer software developed	(111,114)	(96,647)
Purchase of investments	$—	$(5,000)
Net cash from investing activities	$(190,635)	$(291,826)

•
On October 1, 2018, the Company acquired all of the equity interest of Agiletics, Inc for $6.3 million, net of cash acquired. Agiletics is a provider of escrow, investment, and liquidity management solutions for banks serving commercial customers.

•
On October 5, 2018, the Company acquired all of the equity interest of BOLTS Technologies, Inc for $13.7 million, net of cash acquired. BOLTS Technologies is the developer of boltsOPEN, a next-generation digital account opening solution.

Financing activities used cash of $178.3 million in fiscal 2019 and $203.6 million in fiscal 2018.

(Unaudited, In Thousands)	Year Ended June 30,
	2019	2018
Borrowings on credit facilities	$35,000	$125,000
Repayments on credit facilities	(35,000)	(175,000)
Purchase of treasury stock	(54,864)	(48,986)
Dividends paid	(118,745)	(105,021)
Net cash from issuance of stock and tax related to stock-based compensation	(4,696)	366
Net cash from financing activities	$(178,305)	$(203,641)

Use of Non-GAAP Financial Information
Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting in the United States. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, we have provided certain non-GAAP financial measures.
These non-GAAP measures include adjusted revenue and operating income.
We believe these non-GAAP measures help investors better understand the underlying fundamentals and true operations of our business. The non-GAAP revenue and operating income presented eliminate items management believes are not indicative of the Company's operating performance. Revenue increase/ decrease adjusts for one-time deconversion fees, contributions of current fiscal year acquisitions, gain or loss on divestitures, and the impact of the new bonus program put in place with the positive impact of the Tax Cuts and Jobs Act, giving investors further insight into our performance. For these reasons, management also uses these non-GAAP measures in its assessment and management of the Company's performance.
Any non-GAAP measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP measures. Reconciliations of these non-GAAP measures to related GAAP measures are included.
Quarterly Conference Call
The company will hold a conference call on August 21, 2019; at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.

JKHY Reports Fiscal 2019 Results
August 20, 2019

About Jack Henry & Associates
Jack Henry & Associates, Inc. (NASDAQ: JKHY) is a leading provider of technology solutions and payment processing services primarily for the financial services industry. The S&P 500 company's solutions serve more than 9,000 customers nationwide, and are marketed and supported through three primary brands. Jack Henry Banking® supports banks ranging from community banks to multi-billion dollar institutions with information processing solutions.  Symitar® is a leading provider of information processing solutions for credit unions of all sizes. ProfitStars® provides highly specialized products and services that enable financial institutions of every asset size and charter, and diverse corporate entities to mitigate and control risks, optimize revenue and growth opportunities, and contain costs.  Additional information is available at www.jackhenry.com.
Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

JKHY Reports Fiscal 2019 Results
August 20, 2019

Condensed Consolidated Statements of Income (Unaudited)
(In Thousands, Except Per Share Data)	Three Months Ended June 30,		% Change	Year Ended June 30,		% Change
	2019	2018		2019	2018
		*As Adjusted			*As Adjusted

REVENUE	$393,509	$378,256	4%	$1,552,691	$1,470,797	6%

EXPENSES
Cost of Revenue	240,040	223,606	7%	923,030	853,138	8%
Research & Development	24,920	24,406	2%	96,378	90,340	7%
Selling, General, & Administrative	49,131	45,294	8%	185,998	171,710	8%
Gain on disposal of businesses	—	—	—%	—	(1,894)	(100)%
Total Expenses	314,091	293,306	7%	1,205,406	1,113,294	8%

OPERATING INCOME	79,418	84,950	(7)%	347,285	357,503	(3)%

INTEREST INCOME (EXPENSE)
Interest income	178	152	17%	876	575	52%
Interest expense	(407)	(747)	(46)%	(926)	(1,920)	(52)%
Total	(229)	(595)	(62)%	(50)	(1,345)	(96)%

INCOME BEFORE INCOME TAXES	79,189	84,355	(6)%	347,235	356,158	(3)%

PROVISION FOR INCOME TAXES	18,196	16,519	10%	75,350	(8,876)	949%

NET INCOME	$60,993	$67,836	(10)%	$271,885	$365,034	(26)%

Diluted net income per share	$0.79	$0.87		$3.52	$4.70
Diluted weighted average shares outstanding	77,157	77,585		77,347	77,585

Consolidated Balance Sheet Highlights (Unaudited)
(In Thousands)				June 30,		% Change
				2019	2018
Cash and cash equivalents				$93,628	$31,440	198%
Receivables				310,080	297,271	4%
Total assets				2,184,829	2,033,058	7%

Accounts payable and accrued expenses				$130,210	$119,124	9%
Deferred revenue				394,306	369,915	7%
Stockholders' equity				1,429,013	1,322,844	8%

*Prior year amounts have been recast for the impact of the adoption of ASC 606, which was accounted for using a fully retrospective application.